Exhibit 99.1

EX-99.1 2 dex991.htm EXCERPTS FROM MATERIALS PROVIDED TO PROSPECTIVE INVESTORS ON NOVEMBER 1, 2010
On November 1, 2010, SunGard Data Systems Inc. (the “Company”) provided the following information to prospective investors in connection with a proposed financing:
We are evaluating alternatives with respect to the Company’s Availability Services segment (“Availability Services”), including a potential spinoff of that business to the Company’s current equity holders. The Company expects that if it were to spin-off Availability Services, Availability Services would incur new debt and that the Company would repay a portion of its existing indebtedness. Additionally, the Company expects that along with a spin-off of Availability Services it would receive cash proceeds from an issuance of equity of one of its parent companies.
For the twelve months ended September 30, 2010, Availability Services had $1,486 million of revenue, $329 million of income from operations and $523 million of EBITDA. EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization and goodwill impairment. The calculation of EBITDA for the twelve months ended September 30, 2010 reflects $1,126 million of goodwill impairment. As of September 30, 2010, Availability Services had total assets of $5,886 million.
The Company cannot assure you that it will ultimately pursue any strategic alternatives with respect to Availability Services or an equity issuance or, if it does, what the structure or timing for any such transaction would be.